Exhibit 4.54

TOWER SEMICONDUCTOR LTD.
2013 SHARE INCENTIVE PLAN

A. NAME AND PURPOSE

1.         Name: This plan, as amended from time to time, shall be known as the “2013 Share Incentive Plan” or the “Plan”.

2.         Purpose: The purpose and intent of the Plan is to provide incentives to employees and other Office Holders of the Company by providing them with opportunities to purchase Shares, pursuant to a plan approved by Tower’s Board of Directors (the “Board”) which is designed to enable the Company to issue equity related awards.

3.         Incentives under the Plan will only be issued to Grantees (as defined below) subject to the applicable law in their respective country of residence for tax or other purposes.

B. DEFINITIONS

“Administrator” means (i) the Board, or (ii) Tower’s Compensation Committee (the “Committee”).

“Affiliate” means any company in which Tower Semiconductor Ltd., a company organized under the laws of the State of Israel (“Tower”), holds, directly or indirectly, at least 10% of the issued share capital or voting power.

“Award” means any type of Option and/or Restricted Share Unit under the Plan.

“Cause” means with respect to any Grantee, the meaning of such term as set forth in the employment or other service agreement between the Company (or any Affiliate) and the Grantee or, in the event there is no such employment or service agreement (or if any such employment or service agreement does not contain such a definition), such term shall mean (i) breach of the Grantee’s duty of loyalty towards the Company, (ii) breach of the Grantee’s duty of care towards the Company, (iii) the commission of any criminal offense by the Grantee, (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company by the Grantee, (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company, (vi) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit, (vii) any other intentional misconduct by the Grantee (by act or omission) adversely affecting the business or affairs of the Company in a material manner, or (viii) any act or omission by an Israeli Grantee which would allow for the termination of the Grantee’s employment without severance pay, according to the Israeli Severance Pay Law, 1963, or any similar provision of law in the jurisdiction in which the Grantee is employed.(ix) material breach of any employment or service agreement with the Company

 “Cessation of Service” means the cessation of the employee-employer relationship between the Grantee and the Company for any reason; “Cessation of Service” shall not include the transfer of a Grantee from the employ of Tower to the employ of an Affiliate, or from the employ of an Affiliate to the employ of the Tower or another Affiliate.  Regarding other Office Holders means the cessation of the engagement of the Grantee as a member of the Board for any reason.

“Change of Control” or “COC”- means (a) any person or entity that is not then a controlling shareholder and obtains control of the Company as defined in Section 268 of the Companies Law; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which a majority of the directors, other than the External directors, are no longer the incumbent directors or representatives of the same entity which the incumbent directors represent; (e) the dissolution or liquidation of the Company; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

“Companies Law” means the Israeli Companies Law, 1999.

“Company” means Tower Semiconductor Ltd. and/or any Affiliate thereof.

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; (ii) a sale or other disposition of at least eighty percent (80%) of the outstanding equity securities  of the Company; (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation or reorganization following which the Company is the surviving corporation but the Shares of the Company outstanding immediately preceding the merger, consolidation or reorganization are converted or exchanged by virtue of the merger, consolidation or reorganization into other property, whether in the form of securities, cash or otherwise.  Whether a transaction is a “Corporate Transaction” as defined above, shall be finally and conclusively determined by the Administrator in its absolute discretion.

“Date of Grant” means the effective date of grant of an Award, as detailed in Section 6.1 below.

“Date of Cessation” means the effective date of a Cessation of Service.

“Disability” means the inability to engage in any substantial gainful occupation for which the Grantee is suited by education, training or experience, by reason of any medically determinable physical or mental impairment that is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

“Equity Value” means the economic value of the option award based on either B&S, Bionomic, Lattice model or other model as determined by the Administrator and the share market price of a share.

“Exercise Conditions” means a Vesting Period, exercise terms as defined in section 9 below and/or Performance Conditions.

“Exercise Price” means (i) the purchase price per Share, or (ii) the nominal value per Share to be paid upon the vesting of an Award that does not require exercise by the Grantee, to the extent the Grantee is required to pay such nominal value hereunder, as applicable.

“Exercised Share” means a Share issued upon exercise of an Award or vesting of an Award, as applicable,

“Office Holder”- as such term is defined in the Companies Law.

“Grantee” means an employee or Office Holder of the Company to whom an Award shall be granted under the Plan.

“Notice of Exercise” means a written notice of exercise of an Award delivered by a Grantee to the Representative.

“Notice of Grant” means a written notice of the grant of an Award delivered by the Company to a Grantee relating to the terms of the grant.

“Option” means an option to purchase a Share or Shares.

“Performance Based Award” means a performance based Award as defined in Section 11.1 below.

“Performance Conditions” as defined in Section 11.1 below.

 “Representative” means any third party designated by the Company for the purpose of the exercise of Awards, as provided in Section 9.2 below.

“RSU” means Restricted Share Unit, as defined in Section 10 below.

“Sale” means the sale of all or substantially all of the issued and outstanding share capital of the Company.

“Share” means an ordinary share, nominal value of NIS 15.00 each of the Company.

 “Successor Entity Award” means Awards for which the underlying Shares are replaced by securities of any successor entity, as provided in Section 12.5 below.

“Tax” means any and all federal, provincial, state and local taxes of any applicable jurisdiction, and other governmental fees, charges, duties, impositions and liabilities of any kind whatsoever, including social security, national health insurance or similar compulsory payments, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts.

“Vesting Period” means the period between the Date of Grant and the date on which (i) the Grantee may exercise the Award into Exercised Shares; or (ii) if said Award does not require the Grantee to exercise it, the date on which the Award vests into an Exercised Share.

C. GENERAL TERMS AND CONDITIONS OF THE PLAN

4.         Administration:

4.1         The Plan will be administered by the Administrator, subject to applicable law.

4.2         Subject to the general terms and conditions of the Plan, the Administrator shall have the full authority in its discretion, from time to time and at any time to determine (i) the Grantees under the Plan, (ii) the number of Shares in each Award, the type of Award  , (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions, including Performance Conditions, if applicable, on which Awards may vest or be exercised and on which Shares shall be paid for, (v) the method of payment for Shares purchased pursuant to any Award,(vi) the method for satisfaction of any tax withholding obligation arising in connection with an Award, including by the withholding, delivery or sale of Shares, (vii) rules and provisions, as may be necessary or appropriate to permit eligible Grantees resident or employed in any specific jurisdiction to participate in the Plan and/or to receive preferential tax treatment in their country of residence, with respect to Awards granted hereunder, and/or (viii) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

4.3         The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any confidentiality obligation with respect to the Company or otherwise in competition with the Company, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

4.4         Any provision of the Plan or any Award Agreement notwithstanding, the Committee may cause any Award granted hereunder to be amended, modified or cancelled in consideration of a cash payment, an alternative Award or both made to the holder of such cancelled Award equal to or greater than the Fair  Market Value of such cancelled Award.

4.5         The Administrator may, from time to time, adopt such rules and regulations for carrying out the Plan, as it may deem necessary.

4.6         The interpretation and construction by the Administrator of any provision of the Plan or of any Award thereunder shall be final and conclusive and binding on all parties who have an interest in the Plan or any Award or Exercised Share, unless otherwise determined by the Administrator.

5.         Eligible Grantees:

5.1         The administrator, at its discretion, may grant Awards to any employee or Office Holder of the Company, subject to and in compliance with Company’s policies.

5.2         The grant of an Award to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of Awards pursuant to the Plan or any other incentive plan of Tower, subject to and in compliance with Company’s policies.

6.         Date of Grant and Shareholder Rights:

6.1         Date of Grant. Subject to Sections 8.1 and 8.2 hereof, the Date of Grant shall be the date the Administrator resolves to grant such Award, or any later date, if so specified by the Administrator in its determination relating to the grant of such Award. The Company shall promptly give the Grantee a Notice of Grant following such resolution.

6.2         Shareholder Rights. A Grantee holding an Award shall have no shareholder rights with respect to the Shares subject to such Award until such Grantee (i) shall have exercised such Award or such Award has vested, as applicable, (ii) shall have all restrictions applicable to any Shares issued to him removed, if applicable; (iii) has paid the applicable Exercise Price, if any; and (iv) has become the record holder of the Exercised Shares.

7.         Reserved Shares:

7.1         The maximum number of Shares that may be subject to Awards granted under the Plan shall be 7,000,000 Shares, provided that the total number of Shares underlying all grants of Options and RSUs at any time shall not exceed 10% from the Company’s total Shares on a fully diluted basis.

7.2         Without derogating from the foregoing in Section 7.1, all Shares under the Plan, in respect of which the right of a Grantee to hold or purchase or be issued the same shall, for any reason, terminate, expire or otherwise cease to exist without having been exercised, shall again be available for grant through Awards under the Plan, and under any sub-plans of the Plan, as the Administrator may determine at its own discretion, from time to time. Notwithstanding the above, Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 15  below shall not be taken into account for the purposes of calculating the maximum number of Shares that may be subject to Awards pursuant to Section 7.1 above.

8.         Required Approvals; Notice of Grant; Vesting:

8.1         The implementation of the Plan and the granting of any Award under the Plan shall be subject to the Company’s procurement of all approvals and permits required by applicable laws or regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the Shares issued pursuant to it.

8.2         The Notice of Grant shall state, inter alia, the number of Shares subject to each Award, the type of Award, the vesting schedule, the dates when the Award may be exercised and/or will vest (as applicable), any restrictions upon transfer or sale of Shares (if applicable), the Exercise Price, the tax treatment to which the Award is subject and such other terms and conditions as the Administrator at its discretion may prescribe, provided that they are consistent with the Plan.

8.3         Vesting of Awards. Unless determined otherwise by the Administrator, Awards shall vest over a one to three year period according to the applicable vesting schedule and subject to Exercise Conditions, if any, included in the Award. The Administrator may determine extended vesting schedule at its discretion. Specifically with respect to RSUs, unless determined otherwise by the Administrator, RSUs shall be fully vested upon the fulfillment of their vesting conditions, such that at the end of the applicable Vesting Period Tower shall issue the underlying Shares.

9.         Options:

9.1         Exercise Price. The Exercise Price of an Option shall be equal to the arithmetic average closing price of Tower’s Shares, as quoted on the NASDAQ market (or if Tower shares will not be traded in NASDAQ, the Tel Aviv Stock Exchange or any principal national securities exchange upon which Tower’s Shares are listed or traded) for the last 30 market trading days prior to the Date of Grant.  Notwithstanding the above, the exercise price will not be lower than the nominal value of the Shares, unless it is determined by the Board of Directors that such exercise price lower than the nominal value of the Shares would otherwise be in compliance with the Israeli Companies Law.

9.2         Exercise of Options. Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan. The exercise of an Option shall be made by a written Notice of Exercise delivered by the Grantee to the Representative, in such form and method as may be determined by the Company, specifying the number of Shares to be purchased, at the Representative’s principal office, and containing such other terms and conditions as the Administrator shall prescribe from time to time.

Without derogating from the foregoing, Options shall not be exercised on the determining date with respect to the distribution of bonus shares, offer by way of rights issue, distribution of dividends, consolidation of share capital, consolidation of shares, reduction or split in share capital or company split (each hereinafter referred to as a "Corporate Event"). In addition, if the Ex Date with respect to a Corporate Event occurs before the determining date relating to such Corporate Event, then the exercise of Options shall not occur on such Ex Date.

The limitations pursuant to this subsection 9.2 shall be in effect only as long as the Company's securities are traded on the Tel-Aviv Stock Exchange (the "TASE").

9.3         Mandatory Options' exercise and sale of shares.  Specific Option grant(s) may include a provision that in case the market price of the Share shall reach a certain price (which can also be denominated as a multiple of the Exercise Price), all vested Options under the specific Award may be triggered for an automatic exercise of the Options and sale of the underlying shares at a price not lower than said certain price.

9.4         Term of Options. Without derogating from the provisions of Section 9.5 below, if any Option has not been exercised and the Shares subject thereto not paid for within seven (7) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Shares subject to such Options shall again be available for grant through Awards under the Plan, any sub-plans of the Plan, as provided for in Section 7 herein.

9.5         The exercise of the Options shall be subject to applicable law, including when applicable, the limitations in connection with the use of nonpublic information.

9.6         Cessation of Service.

(a)     In the event of a Cessation of Service, all Options granted to such Grantee that are vested and exercisable on the Date of Cessation shall  terminate ninety (90) days from the Date of Cessation, unless determined otherwise by the Administrator or as otherwise set forth in this section.  All Options that are not vested on the Date of Cessation, and whose vesting is not otherwise accelerated pursuant to the terms of this plan, shall expire immediately.

(b)     Notwithstanding subsection (a) above, in the event the Company terminates the employment/ services of a Grantee under circumstances that entitle the Company to terminate the Grantee for Cause, all of the Grantee’s Options, whether vested or not, shall expire on the Date of Cessation.

(c)     If the Grantee’s Cessation of Service is by reason of such Grantee’s Disability, illness retirement at the legal retirement age, death or other cause approved by the Committee, Options that are vested on the Date of Cessation shall be exercisable by the Grantee or the Grantee’s guardian, legal representative, estate or other person to whom the Grantee’s rights are transferred by will or by laws of descent or distribution, at any time until one (1) year from the Date of Cessation.

(d)     Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the expiration of the term of such Option.

10.       Restricted Share Units:

10.1       Subject to the sole and absolute discretion of the Administrator, the Administrator may decide to grant Restricted Share Units (“RSU(s)”) under the Plan.  An RSU is a right to receive a Share of the Company, under certain terms and conditions. Upon the end of the applicable Vesting Period and/or the fulfillment of the Exercise Conditions of an RSU as set forth in the specific Award, such RSU shall automatically vest into an Exercised Share of the Company (subject to adjustments under Section 12 herein).

10.2       As soon as reasonably practicable following the lapse of the applicable portion of the Vesting Period, the Company shall cause to be delivered to the Grantee, the Exercised Shares, subject to satisfaction of applicable tax withholding obligations and other costs with respect thereto.  The Company may provide that any Exercised Shares be held, by issuing the Exercised Shares to a trustee which shall hold such Shares for the benefit of the Grantee. Following the lapse of the Vesting Period the Company is hereby authorized by itself or any party acting on its behalf to deduct the applicable taxes and other costs from the Grantee's salary or via cash or check, or via partial sale of the issued Shares or from any other amount payable to the Grantee, all subject to the applicable tax rules and regulations.

10.3       All other terms and conditions of the Plan applicable to Options, shall apply to RSUs, mutatis mutandis.

11.       Performance Based Awards:

11.1       Subject to the sole and absolute discretion and determination of the Administrator, the Administrator may decide to grant Awards under the Plan, the exercise or vesting of which, as applicable, shall be conditional upon the performance of the Company and/or an Affiliate and/or a division or other business unit of the Company or of an Affiliate and/or upon the performance of the Grantee to the sole and absolute discretion and determination of the Administrator, over such period and measured against such objective criteria as shall be determined by the Administrator and notified to the Grantee (“Performance Based Award(s)”). In granting each Performance Based Award, the Administrator shall establish in writing the applicable performance period (“Performance Period”), performance formula (“Performance Formula”) and one or more performance goals (“Performance Goal(s)”) which, when measured at the end of the Performance Period, shall determine on the basis of said Performance Formula the extent to which the Performance Based Award has vested and/or become exercisable (collectively, the “Performance Conditions”). For the avoidance of doubt, Performance Conditions may be determined for an Award either in addition to, or in substitution for, a Vesting Period.

11.2       After a Performance Based Award has been granted, the Administrator may, in appropriate circumstances, amend any Performance Condition, at its sole and absolute discretion.

11.3       If, in consequence of the applicable Performance Conditions being met a Performance Based Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, the portion of the Shares not available for vesting or exercise shall lapse and cease to be exercisable.

11.4       Performance Conditions shall not be automatically waived merely due to an event of (i) a Cessation of Service, (ii) a Corporate Transaction, (iii) any other adjustment under Section 12 below, or (iv) a Sale under Section 12.6 below.

11.5       Measurement of Performance Goals. Performance Goals shall be established by the Administrator on the basis of targets to be attained with respect to one or more measures of business or financial performance that shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry (“Performance Measures”). For purposes of the Plan, the Performance Measures applicable to a Performance Based Award shall be calculated in accordance with generally accepted accounting principles, excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the Performance Goals applicable to the Performance Based Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Grantee’s rights with respect to a Performance Based Award. Performance Measures may be one or more of the following, as determined by the Administrator: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: share-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; share price; earnings per share; return on shareholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; customer satisfaction; product development; research and development expenses; completion of an identified special project; and completion of a joint venture or other Corporate Transaction.

11.6       All other terms and conditions of the Plan applicable to Awards, shall apply to Performance Based Awards, mutatis mutandis.

12.       Adjustments, Liquidation and Corporate Transaction:

12.1       Adjustments. Subject to any required action under any applicable law, the number and/or type of Shares subject to each outstanding Award,  shall be proportionately adjusted, as the Administrator deems necessary or appropriate, for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, in such manner as is appropriate in order to prevent dilution or enlargement of the rights of a Grantee under the Plan, and the number of Shares which have been authorized for issuance under the Plan shall likewise be proportionately adjusted, (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided in this Section 12, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.)  Any such adjustment in outstanding Options shall include a corresponding proportionate adjustment in the Exercise Price per share. In case of rights offering made by Company to its securities holders the Options holders will be entitled to participate in such right offering under similar conditions to the other security holders, provided however that they will not be entitled to any further adjustments to their Award under this clause as a result of such rights offering.

Except as expressly provided in this Section 12, the grant of Awards under the Plan shall in no way affect the right of the Company to distribute bonus shares, to offer rights to purchase its securities, or to distribute dividends.

12.2       Adjustments to Options’ Exercise Price due to Distribution of Dividends. If the Company distributes cash dividends on an extraordinary basis with respect to all Shares issued to its shareholders, and the record date for determining the right to receive such dividends (the “Determining Date”) is earlier than the Exercise Date of any Options granted hereunder, then the Exercise Price for each Option granted but not exercised prior to the Determining Date, shall be reduced by an amount equal to the gross amount of the dividend per Share distributed. If such distribution is in a currency different than the currency in which the Exercise Price is stated, said amount of reduction will be calculated in the same currency as the Exercise Price according to the representative rate of exchange as of the Determining Date, if applicable. Unless determined otherwise by the Administrator, the Exercise Price shall not be reduced to less than the nominal value of a Share.

12.3       Liquidation. In the event of the proposed dissolution or liquidation of the Company, all outstanding Awards will terminate immediately prior to the consummation of such proposed action. Notwithstanding the above, the Administrator may declare that any Award shall terminate as of a date fixed by the Administrator and give each Grantee the right to exercise his Award or have it vested, including Awards that would not otherwise vest or be exercisable.

12.4       In the event of a COC, at the sole discretion of the Administrator, all or any of the unvested Options or RSUs  may be accelerated.

12.5       If the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Exercise  Price per share so that the aggregate Exercise Price thereafter shall be the same as the aggregate Exercise Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 12.4, RSUs shall be adjusted so as to apply to the securities that a holder of the number of Shares subject to the RSUs would have been entitled to receive immediately following such transaction.

12.6       Corporate Transaction.

(a)      In the event of a Corporate Transaction, immediately prior to the effective date of such Corporate Transaction, each Award shall  among other things, at the sole and absolute discretion of the Administrator, either:

(i)    Be substituted for a Successor Entity Award such that the Grantee may exercise the Successor Entity Award or have it become vested, as the case may be, for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Award vested or been exercised (as applicable), immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the Vesting Period and Performance Conditions (if any) of the Awards and such other terms and factors that the Administrator determines to be relevant for purposes of calculating the number of Successor Entity Awards granted to each Grantee;

(ii)   Be assumed by any successor entity such that the Grantee may exercise the Award or have his/her Award vest (as applicable), for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Award vested or been exercised immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the Vesting Period and Performance Conditions (if any) of the Awards and such other terms and factors that the Administrator determines to be relevant for this purpose; or

(iii)  Determine that the Awards shall be cashed out for a consideration equal to the difference between the price per share determined in the Corporate Transaction and the Exercise Price, purchase price, or nominal value, as the case may be, of such Award.

In the event of a clause (i) or clause (ii) action, appropriate adjustments shall be made to the Exercise Price per Share to reflect such action.

(b)     Immediately following the consummation of the Corporate Transaction, all outstanding Awards (excluding Successor Entity Awards) shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

(c)     Notwithstanding the foregoing, and without derogating from the power of the Administrator pursuant to the provisions of the Plan, the Administrator shall have full authority and sole discretion to determine that any of the provisions of Sections 12.5(a)(i) or 12.5(a)(ii) above shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the Company is not solely comprised of securities of a successor entity, or in which such consideration is solely cash or assets other than securities of a successor entity. In addition, in the event that the Administrator determines in good faith that, in the context of a Corporate Transaction, certain Options have no monetary value and thus do not entitle the holders of such Options to any consideration under the terms of the Corporate Transaction, the Administrator may determine that such Options shall terminate effective as of the effective date of the Corporate Transaction. It is the intention that the Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Awards shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan in the event of  Transaction, provided that the Administrator shall determine in good faith that a Grantee’s  rights are not thereby adversely affected without the Grantee’s express written consent.

12.7       Sale. Subject to any provision in the Articles of Association of the Company and to the Administrator’s sole and absolute discretion, in the event of a Sale, each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Awards in the Company, provided, however, that each such Share or Award shall be sold at a price equal to that of any other Share sold under the Sale (and, unless determined otherwise by the Administrator, less the applicable Exercise Price), while accounting for changes in such price due to the respective terms of any such Award, and subject to the absolute discretion of the Administrator.

For purposes of a Sale, whether “all or substantially all of the issued and outstanding share capital of the Company is to be sold”, shall be finally and conclusively determined by the Administrator in its absolute discretion.

12.8       The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13.       Limitations on Transfer.

13.1       Unless determined otherwise by the Administrator, no Award shall be assignable or transferable by the Grantee otherwise than by will or the laws of descent and distribution, and an Award shall vest or may be exercised (as applicable) only by such Grantee or his/her guardian or legal representative. The terms of such Award shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee. Any Shares acquired upon exercise or vesting of Awards shall be transferable only in accordance with applicable securities and other local laws, and may be subject to substantial statutory or regulatory restrictions on transfer, except to the extent exemptions (whether by registration or otherwise) are available

13.2       Underwriter’s Lock-up and Limitations on the Use of Nonpublic Information. The Grantee’s rights to sell Exercised Shares may be subject to certain limitations (including a lock-up period), as may be requested by the Company or its underwriters, from time to time, or upon a specific occurrence, and the Grantee unconditionally agrees and accepts any such limitations. Furthermore, the Grantee’s right to sell Exercised Shares is subject to applicable law, including in connection with limitations relating to the use of non-public information, Company-wide black out periods and so forth.

14.       Term and Amendment of the Plan:

14.1       The Plan shall continue until terminated by the Administrator. All Awards outstanding at the time of termination, as aforementioned, shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Awards.

14.2       Subject to applicable laws and regulations, the Administrator in its discretion may, at any time and from time to time, amend, alter, extend or terminate the Plan, as it deems advisable.  In addition, the Administrator may adopt, as part of the Plan and based on it, sub-plans, in order to comply with all relevant and applicable laws and regulations of the country of residence of any Grantees.

14.3       For the avoidance of doubt, as long as the Company's securities are traded on the TASE, the provisions of this Plan shall be subject to the directives, rules and regulations of the TASE, as those are established from time to time ("TASE Directives"). In the event that any of the provisions this Plan do not comply with the TASE Directives, the Administrator shall be entitled to automatically amend the provisions of this Plan in order to comply with the TASE Directives.

15.       Withholding and Tax Consequences:

15.1       All Tax consequences and obligations arising from the grant, vesting, or exercise of any Award (as applicable), or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company or of the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and hold it harmless against and from any and all liability for any such Tax, including without limitation, monetary liabilities relating to the necessity to withhold, or to have withheld, any such Tax payment from any payment made to the Grantee. The Company or any of its affiliates may make such provisions and take such steps as it may deem  necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise or vesting thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter  to be provided to the Grantee, including by deducting any such amount from a Grantee’s salary or other amounts payable to the Grantee, to the maximum extent permitted under law and/or (ii) requiring  the Grantee to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Grantee to cover such liability, up to the amount required to satisfy  minimum statutory withholding requirements. In addition, the Grantee will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules. Notwithstanding the above, the Company’s obligation to deliver Shares upon the exercise or vesting of any Awards granted under the Plan shall be subject to the satisfaction of all applicable Tax withholding requirements and any other required payments as governed by applicable law or practice. The Company shall have the right, but not the obligation, to deduct from the Shares issuable to a Grantee upon the exercise or vesting of an Award, or to accept from the Grantee the tender of, a number of whole Shares having a fair market value, as determined by the Company, that will enable the Company to satisfy any Tax withholding obligations of the Company. The maximum number of Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a fair market value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

15.2       The Grantee shall, if requested at any time by the Company, provide to the Company within 10 calendar days of such request, any information regarding the transfer or other disposition of Shares reasonably required by the Company in order for the Company to comply with applicable local laws and regulations or to obtain any benefits thereunder.

16.       Miscellaneous:

16.1       Continuance of Employment. Neither the Plan nor the grant of an Award thereunder shall impose any obligation on the Company to continue the employment or service of any Grantee. Nothing in the Plan or in any Award granted thereunder shall confer upon any Grantee any right to continue in the employ or service of the Company for any period of specific duration, or interfere with or otherwise restrict in any way the right of the Company to terminate such employment or service at any time, for any reason, with or without cause.

16.2       Governing Law. The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel, excluding the choice of law rules thereof.

16.3       Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Administrator may also grant more than one grant of Awards to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee. The grant of multiple Awards may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Administrator.

16.4       Non-Exclusivity of the Plan. The adoption of the Plan by the Administrator shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Administrator to adopt such other incentive arrangements as it may deem desirable.

TOWER SEMICONDUCTOR LTD.

ADDENDUM TO THE 2013 SHARE INCENTIVE PLAN
FOR ISRAELI GRANTEES

1.General

1.1         This addendum (the “Addendum”) shall apply only to Grantees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for tax purposes (collectively, “Israeli Grantees”). The provisions specified hereunder shall form an integral part of the Tower Semiconductor Ltd. 2013 Share Incentive Plan (the “Plan”), which applies to the grant of Awards.

1.2         This Addendum is to be read as a continuation of the Plan and only modifies the terms of Awards granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of the Israeli Tax Ordinance (as defined below), as may be amended or replaced from time to time.

1.3         The Plan and this Addendum are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Israeli Grantees, whether explicit or implied, between the provisions of this Addendum and the Plan, the provisions set out in this Addendum shall prevail.

1.4         Any capitalized term not specifically defined in this Addendum shall be construed according to the definition or interpretation given to it in the Plan

2      Definitions

“102 Award” means a grant of an Award to an Israeli employee, director or other Office Holder of the Company, other than to a Controlling Shareholder, pursuant to the provisions of Section 102 of the Tax Ordinance, the 102 Rules, and any other regulations, rulings, procedures or clarifications promulgated thereunder, or under any other section of the Tax Ordinance that will be relevant for such issuance in the future.

“102(c) Award” means a 102 Award that will not be subject to a Taxation Route, as detailed in Section 102(c) of the Tax Ordinance.

 “Beneficial Grantee” means the Grantee for the benefit of whom the Trustee holds an Award in Trust.

“Capital Gains Route” means the capital gains tax route under Section 102(b)(2) of the Tax Ordinance.

“Controlling Shareholder” means a “controlling shareholder” of the Company, as such term is defined in Section 32(9)(a) of the Tax Ordinance.

“Minimum Trust Period” means the minimum period of time required under a Taxation Route for Awards and/or Exercised Shares to be held in Trust in order for the Beneficial Grantee to enjoy to the fullest extent the tax benefits afforded under such Taxation Route, as prescribed at any time by Section 102 of the Tax Ordinance.

“Ordinary Income Route” means the ordinary income route under Section 102(b)(1) of the Tax Ordinance.

“Rights” means rights issued in respect of Exercised Shares, including bonus shares.

“102 Rules” means the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003.

“Taxation Route” means each of the Ordinary Income Route or the Capital Gains Route.

“Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended.

“Trust” means the holding of an Award or Exercised Share by the Trustee in Trust for the benefit of the Beneficial Grantee, pursuant to the instructions of a Taxation Route.

“Trustee” means a trustee designated by the Administrator in accordance with the provisions of Section 3 below and, with respect to 102 Awards, approved by the Israeli Tax Authorities.

3.Administration:

3.1       The Administrator has elected the Capital Gains Route for grants of 102 Awards pursuant to the provisions of Section 102 of the Ordinance and the applicable regulations.

3.2       Subject to the general terms and conditions of the Plan, the Tax Ordinance, and any other applicable laws and regulations, the Administrator shall have the full authority in its discretion, from time to time, to determine with respect to grants of 102 Awards –the identity of the trustee who shall be granted such 102 Awards in accordance with the provisions of the Plan and the then prevailing Taxation Route.

3.3       Notwithstanding the aforesaid, the Administrator may, from time to time, grant 102(c) Awards.

4.Grant of Awards and Issuance of Shares:

Subject to the provisions of the Tax Ordinance and applicable law all grants of Awards to Israeli employees, directors and Office Holders of the Company, other than to a Controlling Shareholder, shall be of 102 Awards:

5.Trust:

5.1        General.

a.         In the event Awards are deposited with a Trustee, the Trustee shall hold each such Award and any Exercised Shares in Trust for the benefit of the Beneficial Grantee.

b.         In accordance with Section 102, the tax benefits afforded to 102 Awards (and any Exercised Shares) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon the Trustee holding such 102 Awards for the applicable Minimum Trust Period.

c.         With respect to 102 Awards granted to the Trustee, the following shall apply:

i)       A Grantee granted 102 Awards shall not be entitled to sell the Exercised Shares or to transfer such Exercised Shares (or such 102 Awards) from the Trust prior to the lapse of the Minimum Trust Period; and

ii)  Any and all Rights shall be issued to the Trustee and held thereby until the lapse of the Minimum Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

d.         Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares or Rights from Trust, prior to the lapse of the Minimum Trust Period, provided however, that tax is paid or withheld in accordance with Section 102 of the Tax Ordinance and Section 7 of the 102 Rules, and any other provision in any other section of the Tax Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, that will be relevant, from time to time.

e.        The Company shall register the Exercised Shares issued to the Trustee pursuant to the Plan, in the name of the Trustee for the benefit of the Israeli Grantees, in accordance with any applicable laws, rules and regulations, until such time that such Shares are released from the Trust as herein provided.

If the Company shall issue any certificates representing Exercised Shares deposited with the Trustee under the Plan, then such certificates shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Exercised Shares are released from the Trust as herein provided.

f.          Subject to the terms hereof, at any time after the Awards are exercised or vested, with respect to any Exercised Shares the following shall apply:

i)         Upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Exercised Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release any such Exercised Shares to such Beneficial Grantee unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that payment of all taxes, if any, required to be paid upon such release has been secured.

 ii)         Alternatively, subject to the terms hereof, provided the Shares are listed on a stock market, upon the written instructions of the Beneficial Grantee to sell any Exercise Shares, the Company and/or the Trustee shall use their reasonable efforts to effect such sale and shall transfer such Shares to the purchaser thereof concurrently with the receipt of, or after having made suitable arrangements to secure, the payment of the proceeds of the purchase price in such transaction. The Company and/or the Trustee, as applicable, shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Grantee, reporting to such Beneficial Grantee the amount so withheld and paid to said tax authorities.

5.2        Voting Rights. Unless determined otherwise by the Administrator, as long as the Trustee holds the Exercised Shares, the voting rights at the Company’s general meeting attached to such Exercised Shares will remain with the Trustee. However, the Trustee shall not be obligated to exercise such voting rights at general meetings nor notify the Grantee of any Shares held in the Trust, of any meeting of the Company’s shareholders.

Without derogating from the above, with respect to 102 Awards, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

5.3        Dividends. Subject to any applicable law, tax ruling or guidelines of the Israeli Tax Authority, as applicable, for so long as Shares deposited with the Trustee on behalf of a Beneficial Grantee are held in Trust, the cash dividends paid or distributed with respect thereto shall be distributed directly to such Beneficial Grantee, subject further to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 of the Tax Ordinance, the 102 Rules and the regulations or orders promulgated thereunder.

5.4         Notice of Exercise. With respect to a 102 Award held in the Trust, a copy of any Notice of Exercise shall be provided to the Trustee, in such form and method as may be determined by the Trustee in accordance with the requirements of Section 102 of the Tax Ordinance.

6.Notice of grant:

6.1         The Notice of Grant shall state, inter alia, whether the Awards granted to Israeli Grantees are 102 Awards (and in particular whether the 102 Awards are granted under the Ordinary Income Route, the Capital Gains Route or as 102(c) Awards). Each Notice of Grant evidencing a 102 Award shall be subject to the provisions of the Tax Ordinance applicable to such awards.

6.2       Furthermore, each Grantee of a 102 Award under a Taxation Route shall be required: (i) to execute a declaration stating that he or she is familiar with the provisions of Section 102 of the Tax Ordinance and the applicable Taxation Route; and (ii) to undertake not to sell or transfer the Awards and/or the Exercised Shares prior to the lapse of the applicable Minimum Trust Period, unless he or she pays all taxes that may arise in connection with such sale and/or transfer.

7.Sale:

In the event of a Sale described in Section 12.6 of the Plan, with respect to Shares held in Trust the following procedure will be applied: The Trustee will transfer the Shares held in Trust and sign any document in order to effectuate the transfer of Shares, including share transfer deeds, provided, however, that the Trustee receives a notice from the Administrator, specifying that: (i) all or substantially all of the issued outstanding share capital of the Company is to be sold, and therefore the Trustee is obligated to transfer the Shares held in Trust under the provisions of Section 11.5 of the Plan; and (ii) the Company is obligated to withhold at the source all taxes required to be paid upon release of the Shares from the Trust and to provide the Trustee with evidence, satisfactory to the Trustee, that such taxes indeed have been paid; and (iii) the Company is obligated to transfer the consideration for the Shares (less applicable tax and compulsory payments) directly to the Grantees.

8.Limitations of Transfer:

In addition to the provisions of Section 13 of the Plan, as long as Awards and/or Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

9.Taxation:

9.1       Without derogating from the provisions of Section 15 of the Plan, the provisions of Section 15.1 of the Plan shall apply also to actions taken by the Trustee. Accordingly, without derogating from the provisions of Section 15.1 of the Plan, the Grantee shall indemnify the Trustee and hold it harmless against and from any and all liability for any such Tax, including without limitation, monetary liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Grantee.

9.2       The Trustee shall not be required to release any Share (or Share certificate) to a Grantee until all required Tax payments have been fully made or secured.

9.3       With regards to 102 Awards, any provision of Section 102 of the Tax Ordinance, the 102 Rules and the regulations or orders promulgated thereunder, which is necessary in order to receive and/or to preserve any Tax treatment pursuant to Section 102 of the Tax Ordinance, which is not expressly specified in the Plan or in this Addendum, shall be considered binding upon the Company and the Israeli Grantee.

9.4         Guarantee. In the event a 102(c) Award is granted to a Grantee, and in the event of Cessation of Service, such Grantee shall provide the Company, to its full satisfaction, with a guarantee or collateral securing the future payment of all Taxes required to be paid upon the sale of the Exercised Shares received upon exercise of such 102(c) Award, all in accordance with the provisions of Section 102 of the Tax Ordinance, the 102 Rules and the regulations or orders promulgated thereunder.

APPENDIX “A”

TOWER SEMICONDUCTOR LTD.

ADDENDUM TO THE 2013 SHARE INCENTIVE PLAN
FOR GRANTEES WHO ARE CITIZENS OF THE UNITED STATES OR
RESIDENT ALIENS

        Notwithstanding anything to the contrary contained in the Plan, for an Award granted to a Grantee who is subject to federal income tax under the laws of the United States, the following requirements shall apply:

1.         Awards granted to US residents will be made as nonqualified options (“NQO”) and/or as Restricted Stock Units (“RSU’s”).

2.         The Exercise Price per share under each NQO shall be not less than 100% of the fair market value of a Share on the Date of Grant of such NQO

3.         For all purposes of this Appendix A, the term “fair market value”, as used by reference to the Shares on the Date of Grant, shall mean the closing price of the Company’s Shares, as quoted on the NASDAQ market or the principal national securities exchange upon which the Company’s Shares are listed or traded for the last market trading day prior to the Date of Grant, or if a closing sales price is not quoted on such date– the closing Share price as quoted on the NASDAQ market or such other exchange on the first date following such date for which a closing sales price is quoted.  If the Company’s Shares are not listed on NASDAQ or such other exchange, “fair market value” of the Shares on the Date of Grant shall be determined by the Administrator in good faith in a manner consistent with Code Section 409A.

4.         Such NQO grant shall be made, construed and administered in all respects to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Without limiting the generality of the foregoing, and notwithstanding Section 12.2 of the Plan to the contrary, or otherwise, the Exercise Price per share under any NQO shall not be reduced after such NQO is granted, and no NQO shall be amended, if such reduction or amendment would cause noncompliance with the requirements of Section 409A. For purposes of granting NQOs, an entity may not be considered an Affiliate if it results in noncompliance with Section 409A.  To the extent that the Administrator determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended, without consent of the Grantee, to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Administrator.

5.         Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option or RSU held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”)  and  (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.